Exhibit 10.1

May 14, 2015

Megan Schoeps

Dear Megan,

On behalf of Bellerophon Therapeutics ("the Company"), I am pleased to offer you employment as Assistant Controller commencing on June 1, 2015 (Effective Date). The purpose of this letter is to summarize the salient terms of your employment with the Company.

1. DUTIES

• You will report directly to David Abrams, Treasurer. You will perform duties customary to the Assistant Controller position and such other duties that may reasonably be assigned from time to time by the Company.

2. COMPENSATION, ANNUAL AND LONG-TERM INCENTIVES

• Your annual base salary will be $ 145,000.00 ("Base Compensation"), payable on a bi-weekly cycle. Your base compensation will be subject to an annual review by the Company. Naturally, total compensation, including base compensation and bonus, is contingent upon your continued employment with the Company and will be paid as earned.

• For each full calendar year during the period of your service with Bellerophon Therapeutics (the "Employment Period"), you will be eligible to receive, on the same basis as other employees of Bellerophon, a performance award comprised of annual bonus and stock options based on the achievement of various goals. For the 2015 performance year, you will be eligible to receive a performance award at the target level of 25% of your Base Compensation (comprised of 15% cash bonus and 10% stock options).

• The Company shall grant you the option to purchase 2,000 shares of Bellerophon common stock (such shares, including any securities into which such shares are changed or for which such shares are exchanged, the "Common Stock") at a per share exercise price equal to the fair value of the Common Stock at the date you commence employment with the company (as determined by the Board of Directors of the Company) (the "Option"). The Option shall be evidenced by the form of Stock Option Agreement provided to you.

3. BENEFITS

• ·During the Employment Period, you will be entitled to participate, on the same basis as other employees of the Company, in any medical and dental benefit, disability or life insurance plans maintained by the Company for the benefit of its employees. Your participation in such plans shall be subject to all terms and conditions of such plans, including your ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to fund the plans.

• You will be entitled to participate, on the same basis as other employees of the Company, in the Company's 40l(k) plan, with such participation subject to all terms and conditions of such plans, including any eligibility waiting period.

53 Frontage Road, Suite 301, Hampton, NJ 08827 l 908-574-4770 l bellerophon.com

• You will be eligible to receive, on the same basis as other similarly situated employees of the Company, any other employee benefits, including ten (10) paid holidays, twenty (20) paid time off (PTO) days.

A copy of the current benefit plans of the company are attached to this letter.

4. OTHER TERMS AND CONDITIONS OF EMPLOYMENT

• You will be required to provide proof of your eligibility to work in the United States. On your first day of work, you must supply us with a completed Employment Verification Form (Form I-9) with required supporting documents. While you are employed by the Company, you will be expected to devote your full working time, energy, skill and experience in the performance of your duties, which may be redefined or modified by the Company from time to time.

• The Company's employment offer is contingent upon your successful completion of a background check, drug screen and completed reference check.

• By signing this letter you agree that this offer is personal and confidential and should not be discussed with any other employees in the Company.

• Your employment with the Company is at will. You or the Company may terminate the employment relationship at any time with or without cause. This letter is not a contract, nor a promise of employment for any specific duration. The above salary information is communicated as a yearly rate solely for your information and does not constitute a promise of employment for any fixed term. This letter and its enclosures constitute the final and complete agreement with respect to your employment and supersede any prior or contemporaneous discussions, representations or commitments. The letter cannot be modified except in writing signed by both parties.

5. OBLIGATIONS TO PRIOR EMPLOYER

• By accepting this offer, you represent that you are not a party to and have not been a party to any employment agreement which could interfere with your employment with Bellerophon, except those which you identify to me and, to the extent possible, submit copies of the agreement. This offer is contingent upon a review of these agreements, prior to your starting date, to insure that you are under no legal restraints with regard to your employment with Bellerophon.

If you agree with the terms and conditions of this offer, please indicate below by signing and dating this letter in the spaces provided and return an executed copy to me.

We are very much looking forward to having you join our team.

Sincerely,

/s/ David Abrams

David Abrams
Treasurer
Bellerophon Therapeutics

ACCEPTANCE:

53 Frontage Road, Suite 301, Hampton, NJ 08827 l 908-574-4770 l bellerophon.com

/s/ Megan Schoeps	5/18/15
Employee Signature verifying review and acceptance of above information	Date

53 Frontage Road, Suite 301, Hampton, NJ 08827 l 908-574-4770 l bellerophon.com